EX-5.1

             OPINION OF Frank W. Birkholz, COUNSEL




                           June 11, 2003


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

          Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     We have reviewed the Articles of Incorporation (as amended) of Northstar Electronics, Inc., a Delaware corporation (the "Company").

     Subject to approval of the Board of Directors of the Company of the issuances of the shares pursuant to the various employee or consultant benefit plans which are the subject to this Registration and payment in an amount to be set by the Board of Directors for each share issued hereunder, and the continuing availability of authorized shares of common stock, and approval by the Board of Directors of the various employee or consultant benefit plans which are the subject to this Registration, and further subject, as to each person receiving shares under such employee benefit or consultant agreement that bona fide services are to be performed thereunder for purposes permitted by Form S-8 under the Securities Act of 1933, and without allowance for whether the Business Judgment of said Directors would or would not be supported in a proceeding to verify or challenge that judgment, it being assumed solely for the purposes hereof that such business judgment would be affirmed, but without opinion as to the possibility as to that or any other possible collateral attack thereon:

     Based upon the foregoing and in reliance thereon, we advise you that in our opinion the Shares, when issued and delivered in accordance with the provisions of the various employee and consultant benefit plans, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Respectfully submitted,


                                 /s/ Frank W. Birkholz,
                                        Counsel


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